UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Definitive Proxy Statement

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☐           Soliciting Material Under Rule 14a-12

ZALE CORPORATION
(Name of Registrant as Specified in Its Charter)

TIG ADVISORS, LLC TFI PARTNERS, LLC TIG ARBITRAGE ASSOCIATES MASTER FUND, L.P. TIG ARBITRAGE ENHANCED MASTER FUND, L.P. CARL TIEDEMANN MICHAEL TIEDEMANN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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TIG Advisors, LLC, together with the other participants named herein (the “TIG Advisors Group”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying BLUE proxy card to be used to solicit votes against the Agreement and Plan of Merger, dated as of February 19, 2014, by and among Zale Corporation, a Delaware corporation (the “Company”), Signet Jewelers Limited, a Bermuda corporation (“Signet”) and Carat Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Signet and certain related proposals, at a special meeting of stockholders of the Company scheduled to be held on May 29, 2014 (the “Special Meeting”).

On May 23, 2014, the TIG Advisors Group issued the following press release:

TIG Advisors Files Definitive Proxy Materials to Oppose Zale Merger with Signet

•	Zale merger with Signet represents an inequitable distribution of value

•	Proposed merger consideration is inadequate and below standalone value of Zale

•	TIG Advisors strongly urges fellow stockholders to vote BLUE proxy AGAINST proposed merger

NEW YORK, May 23, 2014 --TIG Advisors, LLC (“TIG Advisors” and together with its affiliates the “TIG Advisors Group” or “we”) a stockholder of Zale Corporation (NYSE:ZLC) (“Zale” or the “Company”), owning approximately 9.5% of its outstanding shares of common stock, today filed definitive proxy materials with the Securities and Exchange Commission (SEC) in connection with the special meeting of Zale stockholders scheduled for May 29, 2014 to consider the proposed merger of Zale with Signet Jewelers Limited (NYSE:SIG) (“Signet”) for $21 per share in cash.

TIG Advisors urges all shareholders to join it in voting AGAINST Signet’s inadequate $21 per share offer for Zale.

Our public filings with the SEC detail the many flaws in the valuation of Zale and the negotiation of the agreement, that led us to oppose the transaction, including:

1. Proposed merger consideration is inadequate and below the standalone value of Zale;

2. Use of an inappropriate share price benchmark to value the transaction, at a time when Management’s projections for the Company were not known to investors;

3. Failure to include an equitable share of expected synergies resulting in an inequitable distribution of value between stockholders of Zale and Signet. Signet is receiving ~5x the value received by Zale stockholders;

4. Shortcomings in the BofA fairness analysis, also tainted by a potential conflict on BofA’s part; and

5. Potential conflicts of interest with Golden Gate Capital as a result of the inclusion of Golden Gate’s representative on the negotiation committee. Creating an inherent conflict of interest between a 23% stockholder looking to sell its stake and a Board decision over the right course to maximize shareholder value.

TIG Advisors is a substantial Zale stockholder, owning approximately 9.5% of its stock. We intend to vote AGAINST the inadequate $21 per share offer for Zale, and we strongly urge all our fellow stockholders to do the same.

Support our efforts by voting on the BLUE proxy card by internet, telephone or mail AGAINST the approval of the Merger Agreement and related compensation proposals at the Special Meeting. Alternatively, you may use management’s white proxy card to vote AGAINST the proposals.

Even if you have previously deposited a management white proxy card in support of the proposals, you can still change your vote by voting your BLUE proxy AGAINST the merger.

If you have any questions, require assistance in voting your proxy, or require replacement proxy materials, we encourage you to immediately contact Charlie Koons 212-929-5708 or Larry Dennedy 212-929-5239 at MacKenzie Partners.

About TIG Advisors

TIG Advisors, LLC ("TIG") is an SEC registered investment adviser. Founded in 1980, the firm is engaged in the active management of alternative investment funds and their underlying businesses. The company seeks to partner with experienced and talented portfolio managers that it believes have proven and repeatable investment processes. The firm strives to provide a platform for managers to preserve the culture, philosophy, and research capability that is distinct to their investment discipline, while also drawing on the institutional infrastructure of TIG.

Contacts

Investor Contact
MacKenzie Partners, Inc.
Charlie Koons, 212-929-5708
ckoons@mackenziepartners.com
or
Larry Dennedy, 212-929-5239
ldennedy@mackenziepartners.com

Media Contact
Bayfield Strategy, Inc.
Riyaz Lalani, 416-907-9365
rlalani@bayfieldstrategy.com